Exhibit 99.2
CORPORATE PARTICIPANTS
Steven Gerard
CBIZ, Inc. — Chairman, CEO
Ware Grove
CBIZ, Inc. — CFO
CONFERENCE CALL PARTICIPANTS
Josh Vogel
Sidoti & Company — Analyst
Jim Macdonald
First Analysis Corp. — Analyst
Bill Sutherland
Boenning & Scattergood, Inc. — Analyst
Ted Hillenmeyer
North Star Partners — Analyst
PRESENTATION
Operator
Welcome to the CBIZ fourth quarter and year-end 2009 results conference call. My name is Sandra and I will be your operator for today’s call.
At this time all participants are in a listen-only mode. Later we will conduct a question-and-answer session. Please note that this conference is being recorded.
I will now turn the call over to Mr. Steven Gerard. Mr. Gerard, you may begin.
Steven Gerard — CBIZ, Inc. — Chairman, CEO
Thank you, Sandra, and good morning, everyone. Thank you for calling in to CBIZ’s fourth quarter and year-end 2009 conference call.
Before I begin my comments I would like to remind you of a few things. As with all of our calls, this call is intended to answer the questions of our shareholders and analysts. If there are media representatives on the call you are welcome to listen in. However I ask that if you do have questions you hold them for after the call and we will be happy to address them at that time. The call is also being webcast and you can access the call through our website. You should have all received a copy of the release issued this morning. If you did not, you can access it on our website or call our corporate office for a copy.
Finally, please remember that during the course of this call we may make forward-looking statements. These statements represent management intentions, hopes, beliefs, expectations, and predictions of the future. Actual results can and sometimes do differ materially from those projected in the forward-looking statements. Additional information concerning the factors that would cause actual results to differ materially from those in the forward-looking statements is contained in our SEC filings Form 10-K and press releases. Joining me this morning on the call is Jerry Grisko, our President and Chief Operating Officer, and Ware Grove, our Chief Financial Officer.
Prior to the open this morning we released our fourth quarter and full-year results. While we reported our eighth consecutive year of growth in revenue, growth in earnings, growth in earnings per share and cash earnings from operations, we fell somewhat short of our expected results, primarily as a result of a weaker fourth quarter. As I have consistently said in the past, our client base, primarily small to mid-size companies, tend to lag going into an economic downturn and recover slower. This trend manifested itself in the latter part of the fourth quarter of 2009, when we saw a significant and unexpected decline in our client’s use of our services. Primarily in our Financial Services group, where expected year-end project related revenue and pre-busy season revenue did not occur.

As Ware will walk you through in a minute, each of our business segments experienced product-specific factors which affected them in the fourth quarter and for the full year, and all experienced greater than normal competitive and pricing pressure. After a capital review of our technology businesses, our client demand for the services we provide in that market and our market position, we have concluded that we lack the size and scope to generate significant profitability and that further investment in this area would not produce acceptable returns. In fact, these units lost money in each of the last two years. Accordingly, we will be discontinuing these operations over the next six months as client projects wind down. We will continue, however, to invest in and grow our field services support business, which includes our Edwards Jones contract.
With that I will turn it over to Ware for the details and I will return when he is finished with more comments about 2009 and 2010.
Ware Grove — CBIZ, Inc. — CFO
Thank you, Steve.
As is our normal practice, I want to take a few minutes to run through the highlights of the numbers we released this morning for the fourth quarter and the full year 2009 results. This has been a challenging year for CBIZ, and we are pleased to be able to report growth in both revenue and in earnings per share for the full year 2009. Achieving revenue and earnings growth in 2009 puts CBIZ ahead of the financial performance of many other companies over the past year, and I want to begin by taking a few minutes to put the 2009 year into perspective and talk about some of the factors that have impacted our business. After recording 22 consecutive quarters of same-unit growth through the end of 2008, including 5.6% and 3.9% growth in the third and fourth quarters of 2008, we believe that 2009 was going to be challenging and therefore, we expected a slowdown in our same-unit growth in 2009.
Going into 2009, we expected organic growth within a 2% to 3% range, or about 50% of prior year revenue growth. But as we have reported throughout 2009, the weak economic environment combined with a number of other external factors has had an increasingly negative impact on our business. As 2009 progressed, in response to the slowdown in revenue, we undertook many aggressive actions to control discretionary expenses. At this point today, our total headcount is about 7.5% lower than a year ago, and we have instituted controls on discretionary expenses in order to mitigate the impact of same-unit revenue declines that we experienced in 2009.
Turning to the results for the fourth quarter of 2009, total revenue in the fourth quarter grew by 2.3% this year, compared with the fourth quarter of 2008. However, results in the fourth quarter were impacted by same-unit revenue that declined by 9.1%, or by $14.5 million compared with the fourth quarter a year ago. In our Financial Services group, as Steve commented, we are typically more reliant upon client discretionary project related revenue in the second half of the year, and this is difficult to predict. As I mentioned earlier, in the fourth quarter of 2008, our same-unit revenue grew by 3.9%. The same-unit revenue in our Financial Services group grew at 7.8% in the fourth quarter a year ago, a relatively strong showing. This project-related revenue did not recur in 2009 to the same level as the prior year, so same-unit revenue in Financial Services declined by 14.6% in the fourth quarter this year compared to the prior year.
In addition, as expected, the two Financial Services firms that were acquired at the end of 2008 recorded an operating loss in the fourth quarter of 2009 of about $820,000. These firms have performed very well for the full year of 2009 and their performance is in line with our expectations. But our Financial Services business is seasonal, and it is not uncommon to record operating losses during the second half of the year. The acquisition of these two major businesses made the fourth quarter comparables much more difficult for us in 2009. Same-unit revenue in our Medical Management Professional group declined by 6.6% in the fourth quarter as revenue in this group continues to be impacted by lower hospital patient census counts as well as the consolidation of practices in this industry, and we experienced several client terminations that impacted fourth quarter revenue this year.
We have maintained a steady pipeline of potential new business, but during 2009 we generated a lower level of new business than we expected as we believe the debate in uncertainty over healthcare reform caused many new business prospects to defer and delay their decisions. It is worth noting that while this 9.1% decline in same-unit revenue in the fourth quarter resulted in a revenue decline of approximately $14.5 million for these units, compared with the prior year, the actions we took earlier this year to manage costs resulted in a decline in these units in contribution of approximately $3.5 million on the same-unit basis.

Now, turning to the full year of 2009, total revenue grew by 7.8% but same-unit revenue declined by 5.3%, or by $35.9 million compared with the prior year. For the full year of 2009, same-unit revenue in our Financial Services group declined by 7.1% compared with 2008. Same-unit revenue in the Employee Services group declined by 5.7% compared with the prior year, and in our Medical Management Professional group, same-unit revenue declined by 2.6% compared with the prior year for the reasons I outlined earlier. As a result of the many actions we took to manage costs through 2009, this $35.9 million decline in same-unit revenue translated into a decline in pretax earnings contribution of approximately $10.6 million from these units, which means that the costs were reduced by approximately $25 million in these core operating units during the year.
Now I briefly commented on factors impacting both our Financial Services and Medical Management Professional groups in the fourth quarter and through the full year. But turning to our Employee Services business, revenues in 2009 were impacted by a number of external factors such as the impact of lower asset values on our retirement advisory business, the impact of lower interest rates earned on our payroll client fund investments, a soft property and casualty market where rates have generally declined by about 10% this past year, a slowdown in recruiting in HR outsourcing business, and the impact of generally higher levels of unemployment that reduced the number of participants covered in group health benefits plans and therefore impact our revenue. Many of these factors have a direct impact not only on revenue, but also have a direct impact on margin.
The level of services and the resources we need to commit to client service do not change. Therefore, we are somewhat more sensitive to these external factors that I just described within Employee Services. Where we have the ability to impact the cost of providing client service, we have taken aggressive actions. Now I also want to remind you that as you look at the operating expenses and G&A expenses for 2009, there is a significant impact on these costs that we are required to report due to the gains or losses on assets held in the Company’s deferred compensation plan. In order to make it easier for you to make meaningful comparisons, we have outlined the impact of these expenses in the notes and schedules attached to our earnings release. Adjusted to remove the impact of the deferred compensation asset gains or losses, operating income for the full year of 2009 was $63.2 million, an increase of $1.6 million over $61.6 million for 2008. The margin was 8.5% this year in 2009 compared with 9.0% in 2008. You should also note that corporate G&A expense as a percent of revenue declined to 4.1% for the full year of 2009, compared with 4.4% of revenue for prior year when you remove the impact of gains or losses on deferred compensation plan assets. As most of you know, there is no impact or reported pretax income as the offset to these gains and losses is included as other income or losses. You will note the margin on our pretax income for the 12 months declined from 7.5% a year ago to 7.0% in 2009.
Now it should be apparent to you as you consider the impact of the slowdown in same-unit revenue that we took many actions to carefully manage and control costs throughout 2009. But let me also explain a number of items that adversely impacted our cost structure for the year, as these factors total 126 basis points of a negative impact to pretax margin. First of all, as a result of the headcount reduction actions we took throughout 2009, we recorded a higher level of severance expense and this impacted margin for the full year by 13 basis points. Also, bear in mind that depreciation and amortization expense increased by approximately $5.5 million, which impacted margin in 2009 by 58 basis points. Also, interest expense increased by approximately $2.6 million due primarily to the investment in our acquisitions, and this increase impacted pretax margin by 24 basis points.
Now for the full year, interest income on payroll service related client funds as I commented earlier, which average about $65 million, fell by approximately $1.4 million. The entire amount directly impacted pretax margin by 22 basis points. This is simply a function of these short-term investment returns this year compared with last year. As we have previously mentioned earlier this year, the level of bad debt expense accrued in 2009 increased to 106 basis points of revenue, and there is a negative impact, margin impact, of the nine basis points from higher levels of bad debt expense compared with 2008. It is noteworthy that our cash flow has once again been very strong throughout 2009, and we have generated in excess of $50 million of positive cash flow from operating activities throughout the year. We funded about $20 million of acquisition-related spending throughout 2009, and we also used approximately $15 million of cash to repurchase shares during the year. Beyond this $35 million of spending on these two non-operating uses of funds, we reduced debt by $15 million during 2009, so as we enter 2010, our cash flow continues to be very strong and our strong balance sheet and good access to capital continue to serve us well to provide CBIZ with flexibility that will allow us to take advantage of future opportunities as they present themselves in the year ahead. DSO on receivables continues to perform well, and stood at 66 days at the end of 2009, compared with 66 days at the end of 2008. Capital spending for the full year was approximately $4.1 million, of which approximately $650,000 occurred in the fourth quarter. Now as you read in our earnings release this morning, we made a decision to discontinue certain of our technology-related services at the end of 2009.

We have often said that certain business units that are primarily focused on providing technology services to small and mid-size clients are not strategic to our future direction. We have elected to discontinue operations in these business units at this time. It is important to know, however, that we are fully committed to continuing our great relationship with Edward Jones, where CBIZ provides outsourced staffing support for the Edward Jones IT network across the United States under a long-term cost plus arrangement. The results presented for both 2009 and for 2008 have been adjusted to reflect the impact of discontinued operations. For 2009, these operations generated about $14 million of revenue with a pretax loss of about $1.7 million, and we intend to provide you with a full schedule outlining in the impact both in 2008 and 2009 in the 8-K that we will file shortly so that you can update any financial models that you may be working with.
Now the result of all of these factors is that we recorded fully diluted earnings per share of $0.52 for the full year of 2009, compared with $0.51 for 2008. Again, these numbers are adjusted for the impact of discontinuing certain of the technology services operations, and of course these results include the expenses mentioned above that negatively impacted margin on pretax income by 126 basis points. Now looking at cash earnings per share for 2009, and considering the impact of several major non-cash charges to earnings, we recorded $0.99 per share in 2009, compared with $0.87 per share for 2008. This is a 13.8% increase in 2009 compared with prior year and the margin on cash earnings has increased to 8.3% in 2009 compared with 7.9% in 2008, an increased margin of 40 basis points. For your reference, there is a schedule attached to the earnings release for these calculations.
Turning to EBITDA, EBITDA for 2009 was $84.8 million and increased by 11%, compared with $76.4 million for 2008. The margin on EBITDA to revenue was 11.5% in 2009, compared with 11.1% in 2008, again, an increase of 40 basis points. Now, at year-end 2008, we announced the two major acquisitions in our Financial Services group. As I commented earlier, these operations have been successfully integrated within CBIZ, and the results of these new operations in New York and New England have been in line with expectations during the year.
During 2009, we announced two additional acquisitions, both in our Employee Services group, and effective in January of 2010, we announced the acquisition of Goldstein Lewin, a major accounting and financial services firm, in the south Florida market. We also announced the acquisition of National Benefits Alliance, an employee benefits firm based in Utah, effective January of 2010. We continue to review an active list of potential acquisition targets and we expect that we may close our typical three to five additional transactions throughout 2010. Consistent with our past practice, each acquisition we have completed involves a significant earn out component that typically runs up to three years after closing. Assuming that full payments are made for acquisitions that we have already completed, earn out payments for 2010 will be approximately $28 million, and will be approximately $27 million in 2011, $24 million in 2012, and about $3.4 million in 2013.
Also, during 2009, we repurchased about 1.76 million shares of our common stock. As we have routinely done in recent years, you should know that the CBIZ Board of Directors recently authorized the purchase of an additional five million shares to expire at the end of March 2011. In 2010 and beyond, however, we anticipate that the activity and repurchasing shares will moderate from levels in recent years. We will continue to take an opportunistic approach, but intend to limit our activity to the number of shares necessary to offset the diluted impact from new share grants, or about 1.5 million to 2 million shares annually.
In summary, as Steve commented, we believe that business activity in the small business market that we serve tends to lag general economic trends. While we have seen signs of improved economic activity in the second half of 2009, this has generally not yet had a favorable impact in the small and mid-size business segment. As we look to 2010, we expect a persistent high level of unemployment through most of the year, and many of the same other external factors that I commented on earlier will continue to present challenges for us in the year ahead. With the belief that these factors may persist for much of 2010, as we set our expectations for the year ahead, we expect a modest improvement in our ability to grow CBIZ revenue and expand margins in 2010, compared with what we have been able to accomplish in recent years.
With a continuing focus on tightly managing costs, we expect to be able to grow total revenue within a range of 3% to 5%, with earnings per share growing within a range of approximately 4% to 7% compared with 2009. That excludes the impact of the non-cash lease charge in connection with integrating the newly acquired firm in Boca Raton, Florida. We expect continued strong positive cash flow from operating activities, and EBITDA in 2010 is projected to be about $90 million. Our tax rate is expected to be approximately 39% in 2010, and we are projecting a full-year share count of approximately 62.1 million in 2010. Now, beyond 2010, we fully expect that as the economy continues to strengthen, and many of the other external factors currently impacting our business turn more positive, CBIZ will continue to be able to achieve annual revenue growth of 10% or more, as has occurred in the past. This will be driven by organic growth that is generally within a range of 5% to 7%, and this growth will continue to be complimented by strategic acquisitions.
Over time, we expect to continue the expansion of margins, and therefore, expect to be able to grow earnings at a much faster rate than revenue growth as we have done in the past. Cash flow from operating activities will continue to be steady, and will continue to increase at a rate commensurate with the increase in earnings and margins.
So with these comments I will conclude and I will turn it back over to Steve.
Steven Gerard — CBIZ, Inc. — Chairman, CEO
Thank you, Ware.
Although our results from operations outpaced many of our competitors as I’ve mentioned before, they failed to meet our own expectations. However, let me reiterate what Ware said, our cash flow in 2009 grew, our financial condition remains very strong, and our cash EPS from operations grew for last year. Our acquisition pipeline remained strong, and I expect we will complete the normal three to six transactions we do each year, although I do not expect any significant revenue pick up from future acquisitions until after mid year. One of the factors that differentiates CBIZ in the market is our ability to generate incremental revenue from our cross serving activities. One of the real highlights of 2009 was the fact we generated over $22 million of incremental first-year revenue from our cross serving efforts, which was a 10% increase from prior year.
As mentioned before, 2010 is a bit of an unknown. While we were clearly surprised by the fall off in the fourth quarter, and as a result, we are being pointedly conservative in our 2010 outlook. Our clients appear to be stable, but they’re not expanding or investing and are not for the most part yet hiring. We believe that we still enjoy over a 90% client retention rate and when the markets improve and our clients get back to their normal business and expansion mode, we will be able to return to the levels of growth that we have historically enjoyed. We do not know that it will be in 2010 which is why we are guiding to a lower growth rate. But let me emphasize that we expect to grow our business in 2010.
With that I would like to stop and take questions from our analysts and shareholders.
QUESTION AND ANSWER
Operator
Thank you. We will now begin the question-and-answer session.
(Operator Instructions).
The first question is from Josh Vogel from Sidoti & Company. Please go ahead.
Josh Vogel — Sidoti & Company — Analyst
Thank you. Good morning, Steve and Ware.
Steven Gerard — CBIZ, Inc. — Chairman, CEO
Hi, Josh.

Ware Grove — CBIZ, Inc. — CFO
Hi, Josh.
Josh Vogel — Sidoti & Company — Analyst
First, a couple of quick questions just on the guidance. I was curious, one, can you tell us what your GDP assumptions are baked into the guidance?
Steven Gerard — CBIZ, Inc. — Chairman, CEO
I think we are factoring in a nominal GDP growth next year, and quite frankly, I am not sure how that translates in a transition year down to our small client base anyway.
Josh Vogel — Sidoti & Company — Analyst
Okay.
Ware Grove — CBIZ, Inc. — CFO
Josh, we have seen some pretty impressive GDP numbers here, reported late in 2009. But quite frankly, we are still looking at the small business market that we serve and we think the small business market generally has not enjoyed the rebound yet that you see with general GDP economic indicators.
Steven Gerard — CBIZ, Inc. — Chairman, CEO
Yes, and the biggest factor was inventory growth anyway. I can tell you we are not seeing that type of investment in our clients.
Josh Vogel — Sidoti & Company — Analyst
Great. Okay, and now I was hoping maybe to get a little more granular. I know you didn’t like to discuss this in prior calls, but without maybe giving numbers, can you just give us your growth expectation for the three main segments for 2010?
Ware Grove — CBIZ, Inc. — CFO
Yes, Josh, we are being very cautious. You heard me talk about the same-unit revenue throughout 2009, and we had a greater than expected impact of the slowdown in the economy during the second half of the year. So as Steve commented, we are being pointedly conservative as we look forward. We are looking for relatively flat growth, nominal growth, in our Financial Services group. We think in the Employee Services group we can grow into the 3% to 5% range, just as some of the things that I talked about impacted us during 2009 compared with 2008. While those factors are still there, we don’t think they’re going to get generally worse. So we think we have a better opportunity to achieve growth in the Employee Services group in 2010. With respect to the Medical Management Professional group, the same factors impacting that business in 2009 are still there. Now that the healthcare reform debate has been cleared up, we think the new business pipeline will get going again. But you have the same pressures in that group. So we might see a flat to slightly backwards movement in the MMP revenue growth as we experienced in 2009.

Josh Vogel — Sidoti & Company — Analyst
Okay. That’s very helpful. Thank you. Now sticking with MMP, I think you said there was some consolidation of some hospital practices. I was curious if you were losing some business there, who is winning the business, or is it being taken in house?
Steven Gerard — CBIZ, Inc. — Chairman, CEO
For the most part regarding the consolidations, two things happened. In some cases, the doctor groups have lost their contracts with the hospitals, so they kind of disappear. In other cases, the consolidations would go to the existing doctor, whoever is providing the billing, or to the hospital itself. We have seen both. We are not seeing that industry expanding a great deal in 2009. Nor do we think it is going to expand a great deal in 2010. 2010 is going to continue to have pricing pressure. There has been a Medicare reduction adjustment that will negatively impact us in 2010 as it impacts everybody else. So I don’t think there’s anyone out there gaining significant market share.
Josh Vogel — Sidoti & Company — Analyst
Okay. Now looking a little bit longer term, just trying to get a sense of what catalysts are out there. I look at Financial Services and there’s a talk of the pending change in the US to the global accounting standards. I was wondering how you see that playing out and if and when that would be benefiting you guys?
Steven Gerard — CBIZ, Inc. — Chairman, CEO
The best guess for the adoption of the international standards is somewhere around 2013 or 2014. It will have little or no impact on us between now and then. It really relates much more to the larger companies who are being audited, and we don’t do a lot of that work. There will be some small impact. I think there will be an opportunity for us within tax legislation that’s expected in 2010 and probably into 2011. So that works okay for us.
We have seen a slow down in our valuation business which tends to be deal related for small businesses. So as the M&A activity picks up, I expect we will see a little bit of pick up on that. We just don’t know when that’s going occur. I think one of the most significant factors in the Financial Services group was that in the fourth quarter of 2008, we signed up most of our customers into 2009. When we went to sign them up again in 2009, I think we got hit with greater pricing pressure than we saw the year before. So I think it is it is going to take us a year to work through that pricing pressure into 2011.
I think we will see some amount of pick up in the project-related work, but it is just too soon to call. The general malaise over small business today is that nobody’s really doing much expanding. I think it is a little deceiving and perhaps we were deceived by looking at national numbers that includes all of the large companies. It just isn’t happening. The good news is that we are retaining the client. The bad news is they may be paying us a little bit less. So that is why, as Ware said, we are basically not projecting any significant amount of revenue growth in 2010 in our Financial Services group.
Josh Vogel — Sidoti & Company — Analyst
Okay. That’s helpful. I will jump back into the queue. Thanks, guys.
Steven Gerard — CBIZ, Inc. — Chairman, CEO
Thanks, Josh.
Operator
The next question is from Jim Macdonald from First Analysis. Please go ahead.

Jim Macdonald — First Analysis Corp. — Analyst
Morning, guys.
Steven Gerard — CBIZ, Inc. — Chairman, CEO
Hi, Jim.
Ware Grove — CBIZ, Inc. — CFO
Hi, Jim.
Jim Macdonald — First Analysis Corp. — Analyst
Could you talk a little bit about the fact that you are basically expecting to go from negative same-store sales to sort of flattish or positive. Is that moving from the fourth quarter, which is project work, to kind of more normal type activity? Then is that the reason you think you can turn on a dime to some extent?
Steven Gerard — CBIZ, Inc. — Chairman, CEO
Well, the first and second quarters will be the more traditional tax and audit work for us. The real question is going to be the second half of the year, we think we have right sized appropriately for that although we will continue to adjust it. But our sense is that on some of the things that didn’t happen in the fourth quarter, or were delayed into 2010, we just can’t tell how much, and are working with each of our business units. Our general sense is there should be a little bit more business there. But you have hit on a key point, as Ware pointed out, the revenue same-store revenue declined 14% in the fourth quarter of last year in Financial Services. So it is going to take a lot of work to get that into flat to positive. The best guess we have now is that is where we are going to get. But we wouldn’t be indicating much more growth than that.
Jim Macdonald — First Analysis Corp. — Analyst
One quick one, I didn’t hear the same-store sales for Employee Services. Can you give me that number for the quarter?
Ware Grove — CBIZ, Inc. — CFO
For the quarter, Employee Services was down 6% year-over-year for the fourth quarter.
Jim Macdonald — First Analysis Corp. — Analyst
Fourth quarter, thanks.
Steven Gerard — CBIZ, Inc. — Chairman, CEO
And Jim, you remember in the Employee Services area, we have the very volatile life insurance, year-end life insurance business that sometimes we get, sometimes we don’t. There were a number of transactions in the fourth quarter that we actually thought we might get that didn’t come in that will probably come in this year. So there’s a little bit more volatility in that group than perhaps in other groups.

Also, let me point out a comment Ware made among all his numbers earlier. The fourth quarter of 2008 was unusually higher for us because of some special project work that we completed in that quarter. So that number is slightly higher than normal. In addition, we carried through the fourth quarter this year the operating loss of the two good acquisitions we made at year-end 2008. So you really had a combination of factors that more negatively impacted the Financial Services group on a quarter-to-quarter basis.
Jim Macdonald — First Analysis Corp. — Analyst
And just one more for me. On the discontinued operations, could you be a little more specific about what that includes? Does that include the Great Plains business and other related businesses, or is it much bigger than that, or what specifically are you including?
Steven Gerard — CBIZ, Inc. — Chairman, CEO
We have three different technology businesses, two based in Ohio primarily, and one based in St. Louis primarily, that provide software installation, monitoring and upgrades for small businesses, and hardware and networking for larger companies. The three of them, although two of the three were basically breakeven, just don’t have the market position we need nor are we prepared to invest in it. So it is basically, as Ware gave you, a number of around $13 million. It’s really divided up into three separate businesses that we are going to discontinue, and that counts for unfortunately about 100 of our employees who have quite frankly worked very hard in a bad market to make a go of it. But it is just not a space we need to be in.
Jim Macdonald — First Analysis Corp. — Analyst
Can you talk about the specific products that they provided?
Ware Grove — CBIZ, Inc. — CFO
Yes, it was a couple of things, it was Great Plains. We were one of the major Great Plains value-added resellers. So it was the installation of Great Plains and other similar, both Microsoft and non-Microsoft products, on the inventory side and on the accounting side. It was the operations center where we monitored networks and hardware for larger companies, and it was a small business here in Cleveland that dealt with voice over IP business, and local break/fix work here in Cleveland.
Jim Macdonald — First Analysis Corp. — Analyst
Okay. Thanks very much. I will get back in.
Operator
Our next question is from Bill Sutherland of Boenning. Please go ahead.
Bill Sutherland — Boenning & Scattergood, Inc. — Analyst
Thanks, Steve and Ware.
Steven Gerard — CBIZ, Inc. — Chairman, CEO
Hi, Bill.

Bill Sutherland — Boenning & Scattergood, Inc. — Analyst
The acquisition revenue impact in 2010, if you factor in the ones you did in 2009 and the ones you’ve done at the first of the year, about what does that aggregate to?
Ware Grove — CBIZ, Inc. — CFO
For the full year, Bill, I think the net impact was roughly almost $90 million.
Bill Sutherland — Boenning & Scattergood, Inc. — Analyst
That’s 2009.
Ware Grove — CBIZ, Inc. — CFO
Oh, I got it. Okay. That’s 2009. In 2010 I think it could be roughly $16 million to $18 million.
Bill Sutherland — Boenning & Scattergood, Inc. — Analyst
Great. Thank you. One other on 2010. What would you suggest on the non-cash items, at least directionally, versus 2009?
Ware Grove — CBIZ, Inc. — CFO
Well, you are not getting the big increase in depreciation and amortization that we saw this past year. I think that is going to be relatively flat. You will continue to see a modest increase in the 123R expense for stock compensation and you will see a modest increase in the amortization expense for the convert note.
Bill Sutherland — Boenning & Scattergood, Inc. — Analyst
Okay. Good.
Steven Gerard — CBIZ, Inc. — Chairman, CEO
And, Bill, in all likelihood, the increased amortization from the acquisitions made in 2009 and 2010 probably offset the depreciation decline for assets running off. So it should be relatively flat. But we can get you a more specific number tomorrow.
Bill Sutherland — Boenning & Scattergood, Inc. — Analyst
Okay. Good. Steve, it looks like there’s not going to be much operating leverage off the revenue growth you’re looking for. Is it because the revenue growth is so minimal that you are looking for negligible kinds of leverage in 2010?
Steven Gerard — CBIZ, Inc. — Chairman, CEO
Yes, I think you’ve hit it on the head. I think that we’ve managed the expense base down to a level where we really needed to provide the client service that we expect, and the small percentage of revenue increase just doesn’t give us the chance to lever up the infrastructure, although we do expect our EPS to grow at a higher percentage than our revenue growth.

Bill Sutherland — Boenning & Scattergood, Inc. — Analyst
Right. One more on Financial Services. You had mentioned last year a couple of times that you had a couple of markets where they weren’t performing quite where you wanted them to because of the change in leadership. Where do those stand?
Steven Gerard — CBIZ, Inc. — Chairman, CEO
Those are actually in reasonably good shape. One of the markets was in southern Florida, and we have fixed that in large part with the acquisition that we made and those units are actually now combined. So I think that’s a very positive move. The other one has sorted itself out with respect to a lot of hard work by the leadership of the Financial Services group. So as we sit here today, we are not faced with any Financial Services business unit that is in any amount of distress other than the lack of top-line business, which I know they are out there looking for. I don’t expect those two units which dragged us in 2009 to affect us in 2010.
Bill Sutherland — Boenning & Scattergood, Inc. — Analyst
And, Steve, just for a clarification on pricing that you said in Financial Services was getting some pressure. Is it actually a negative directionally, or is it just you are not getting increases?
Steven Gerard — CBIZ, Inc. — Chairman, CEO
I think it depends on the size of client, but I think some of it is negative. We have seen much greater pressure from the final four accounting firms. We’ve seen much greater pressure from the large regionals than we have seen before, all of whom are facing the same market conditions we are. So I think in some cases we are going to see, at least for 2010, negative pricing in some of our business units, yes.
Bill Sutherland — Boenning & Scattergood, Inc. — Analyst
Okay. What do you think of the discussions, or I guess the theory, that some people have about the M&A market being quite strong this year because of potential changes, or expected changes, in cap gains. Do you think that’s going to lead to something?
Steven Gerard — CBIZ, Inc. — Chairman, CEO
It might lead to a couple more, but don’t forget we faced this two to three years ago when they thought cap gains was going to change and everybody was rushing to get deals. It really doesn’t motivate the seller a great deal. And again, I think the M&A curve for our clients mirrors the economic curve for our clients. Which again, they tend to be a little bit later in the cycle. So, if there is a radical change in the cap gains that is effective for 2010, yes, it could spur a few more deals. Our M&A business might actually have a few more to close, and we might get some extra work out of it. But I am not counting on that a great deal. I think there is more an opportunity for us if there’s any significant change in tax legislation.
Bill Sutherland — Boenning & Scattergood, Inc. — Analyst
I assume your acquisition focuses primarily on Financial and Employee Services. Are you even considering anything in MMP?
Steven Gerard — CBIZ, Inc. — Chairman, CEO
We continue to look at all of the opportunities in all three of our businesses. There have been some opportunities in MMP and we will continue to look at them, nothing I would say is near-term or hot. But sure, we will continue to look at it. Appreciate that the industry is going to continue to face continual pressure by the government, by carriers, by everybody. So industry consolidation and greater throughput which gives you greater leverage I think has to happen over time. So we will continue to look at that.
Bill Sutherland — Boenning & Scattergood, Inc. — Analyst
Strategically, are you looking at furthering your offshore support in MMP? Thanks.
Steven Gerard — CBIZ, Inc. — Chairman, CEO
Yes, we have actually been doing that. We have, not only have we increased our coding, but we are now doing a degree of our bill posting, our cash posting and payment posting, and we will continue to expand that. Let me also comment on MMP because I think we indicated, Ware indicated, that the revenue growth for 2010 is likely to be lower than 2009 by a small amount and I think that’s correct. We are also undergoing the most significant software upgrade that we have ever done in that business which will dramatically increase margins over time. That will be layered in over the next two years. So while the revenue may be slightly lower, and that really depends on new business, the margins should over time begin to improve not just from off shoring, but actually a greater percentage from the operating efficiencies we are likely to get out of new radiology technology.
Bill Sutherland — Boenning & Scattergood, Inc. — Analyst
Thanks, Steve.
Operator
(Operator Instructions).
Jim Macdonald from First Analysis is back on line with a question. Please go ahead.
Jim Macdonald — First Analysis Corp. — Analyst
Yes, just following up on any current thoughts or more recent thoughts on the convertible refinance?
Steven Gerard — CBIZ, Inc. — Chairman, CEO
We continue to watch all of the financing markets closely and have conversations with various financiers as to what our options are. So we are paying a lot of attention to it, rates as you know are as low as we are going to see them. So at this point we don’t have anything to announce other than we are continuing to talk to the banks and the investment banks as to what our options are. The call date is not until June of 2011. But if there was a way to take advantage of lower rates today, we would certainly do that. I think the best thing we can say is we’re in active discussions and we will continue to be to see if there’s something we can do.
Bill Sutherland — Boenning & Scattergood, Inc. — Analyst
Thanks very much.
Operator
The next question is from Ted Hillenmeyer from North Star Partners. Please go ahead.

Ted Hillenmeyer — North Star Partners — Analyst
Hi, guys. Thanks for the level of detail. You mentioned pricing pressure in your opening remarks and you talked about it in Financial Services. Are you seeing it in the other areas as well?
Steven Gerard — CBIZ, Inc. — Chairman, CEO
Well, we continue to see a soft market in our P&C business as everyone does. So, that is effectively pricing pressure outside of our control a little bit. There has been a little bit of pressure I think in the group benefits business, but not quite as much as we’ve seen in our other businesses such as payroll and recruiting. So I would say Financial Services and MMP are the two areas where we’ve seen the most pricing pressure in our businesses.
Ted Hillenmeyer — North Star Partners — Analyst
In the MMP, is it a result of the consolidations, or the players you are competing with are all scrambling to try and gain clients?
Steven Gerard — CBIZ, Inc. — Chairman, CEO
Yes. I think there’s only a small group of competitors in that business, most of whom are not as financially strong as we are. We are seeing some rather uneconomic pricing for the sake of trying to get business, and the industry will have to continue to consolidate. So getting bigger faster may be an advantage. But we are clearly seeing it.
Also appreciate the other side of this, which is that even with the pricing pressure we are really seeing, we are not losing too many clients on pricing. But the doctor groups continue to see their revenue go down, as further Medicare or Medicaid or carrier adjustments are made, and while we see a small piece of that deduction, they see 90% of it, or 90 plus percent of it. So the pricing pressure we are getting is in part competitive, but it is much more an issue of the doctor groups looking to see they’re not making anywhere near what they used to make and what they want to make, which causes us to quote lower prices to keep the business.
Ted Hillenmeyer — North Star Partners — Analyst
Okay, and then on free cash flow, I think you said that you expect that to be up similar to EPS or the 4% to 6% above last year’s free cash flow number, is that right?
Ware Grove — CBIZ, Inc. — CFO
Yes, that’s right, and the noncash items will not increase that much next year.
Ted Hillenmeyer — North Star Partners — Analyst
Okay. What was CAPEX this year and what do you expect it to be next?
Ware Grove — CBIZ, Inc. — CFO
It was a little over $4 million this year. We’ve often said generally in the $6 million to $8 million range. It could be slightly more, slightly less. This past year it was $4.1 million.
Ted Hillenmeyer — North Star Partners — Analyst
Okay. Thank you very much.

Operator
We have no further questions at this time.
Steven Gerard — CBIZ, Inc. — Chairman, CEO
Okay. Well I would like to thank our analysts and shareholders for their continued support. For our staff that is listening in, I know we were challenged in 2009. I want to thank each of you for the hard work that you committed to get us as far as we did. Let’s not forget the fact that we did grow our businesses, that in many cases we out paced our competitors, we continue to provide the high level of client service that we are known for. So I thank each of you for your hard work, your dedication and look forward to us working together for a better 2010. I will look forward to speaking to our analysts and shareholders at our first quarter report. Thank you all.
Operator
Thank you, ladies and gentlemen. This concludes today’s conference. Thank you for participating. You may now disconnect.